Exhibit 10.68

AMENDMENT TO EMPLOYMENT AGREEMENT

This amendment (“Amendment”) effective as of October 1, 2006, is made and entered into by and between DTS, Inc., a Delaware corporation, with an office at 5171 Clareton Drive, Agoura Hills, California 91301 (“DTS”) and Daniel E. Slusser (“you” or “Employee”) with regard to the following facts.

WHEREAS, DTS and Employee entered into that certain Employment Agreement effective January 2nd, 2006 (hereinafter referred to as the “Agreement”); and

WHEREAS, DTS and Employee wish to formally amend the Agreement to clarify the Stock Options provision.

NOW THEREFORE, the parties hereto mutually agree to amend the Agreement as follows:

A.            The following shall be added following the last sentence of Section 3. (c) (1) of the Agreement:

“If you retire past the age of 60 while employed by the Company or an Affiliate, any stock options (to the extent then exercisable) may be exercised, in whole or in part, by you at any time prior to the earlier of the Expiration Date (as defined in your Stock Option Agreement) and a Corporate Transaction (as defined in your Stock Option Plan) which terminates such stock options. Further, upon such retirement, any and all stock options shall continue to vest in accordance with its terms as if you remained employed by the Company.”

B.            All capitalized terms not otherwise defined in this Amendment shall have the same meaning as set forth in the Agreement.

C.            This Amendment does not delete, terminate, or replace any provision of the Agreement except as specifically provided herein and all other terms of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto hereby execute this Amendment to be effective as of the date first written above.

DTS, Inc. (DTS)	DANIEL SLUSSER (Employee)

/s/ Jon Kirchner	/s/ Daniel Slusser
Jon Kirchner	Daniel Slusser
President and Chief Executive Officer